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                                                                    EXHIBIT 99.1


COMPANY CONTACT:
KAREN HOLCOM
ACUITY BRANDS, INC.
(404) 853-1437



                              ACUITY BRANDS SETTLES
                          OUTSTANDING PATENT LITIGATION


         ATLANTA, AUGUST 29, 2003 - Acuity Brands, Inc. (NYSE: AYI) announced today that it has settled the patent infringement suit brought against it by Genlyte Thomas Group, LLC (GTG) in March 2000 in the United States District Court, Western District of Kentucky. In the suit, previously disclosed by Acuity Brands, GTG claimed that a Lithonia Lighting(R) recessed downlighting product introduced in 1994 infringed a GTG patent. The Court had previously found that the product did infringe the patent but had not yet ruled whether the patent was invalid based on the contention of Acuity Brands that the claimed invention was obvious. The settlement agreement requires that Acuity Brands discontinue sales of the current version of the product by December 31, 2003, refrain from directly or indirectly challenging the validity of GTG's patent, and pay $8 million to GTG. Acuity Brands will record the $8 million pre-tax settlement expense (or $0.12 per share after-tax) in its fiscal quarter ending August 31, 2003.

         John K. Morgan, Senior Executive Vice President and Chief Operating Officer of Acuity Brands, said, "By settling this matter, we are able to avoid the uncertainties, expense, and distractions associated with a jury trial involving a matter in which GTG alleged damages in excess of $20 million and sought treble damages. We are pleased to put this matter behind us and be able to keep our focus on serving our customers. Although we will be discontinuing sales of the product as currently designed, we will begin manufacturing an alternative design late this fall so that it will be available by January 1, 2004. We expect no disruptions of service to customers.

         "We believe strongly in the protection of patented inventions, and our businesses make every reasonable effort to avoid violation of the intellectual property rights of others, including their patents. Our vigorous defense of this matter should in no way be interpreted as disregard for intellectual property. Similarly, product innovation is an important part of our business strategy and we intend to enforce our own intellectual property rights."

         Vernon J. Nagel, Executive Vice President and Chief Financial Officer of Acuity Brands, said, "In June, we stated that we expected full year earnings of Acuity Brands to be at the low end of the range of the previous forecast of $1.20 to $1.40 per share. While that expectation included an estimated accrual for this matter, the settlement expense is higher than the previously anticipated costs of this suit and will result in an additional after-tax charge of $0.12 per share. We expect to report 2003 fourth quarter earnings on or about October 2, 2003, and we are not providing an updated forecast at this time."

         Acuity Brands, Inc., with fiscal year 2002 sales of approximately $2.0 billion, is comprised of Acuity Lighting Group and Acuity Specialty Products Group. Acuity Lighting Group is the world's leading lighting fixture manufacturer and includes brands such as Lithonia Lighting(R), Holophane(R), Peerless(R), Hydrel(R), and American Electric Lighting(R). Acuity Specialty Products Group is a leading provider of specialty chemicals and includes brands such as Zep(R), Enforcer(R), and Selig Industries(TM). Headquartered in Atlanta, Georgia, Acuity Brands employs nearly 12,000 people and has operations throughout North America and in Europe and Asia.

         This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Consequently, actual results


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may differ materially from those indicated by the forward-looking statements.
Statements made herein that may be considered forward-looking include statements concerning: (a) the Company's results of operations; (b) expectations regarding the timing of manufacturing a new product with an alternative design and the lack of impact of this change on customer service; and (c) future enforcement of our intellectual property rights. A variety of risks and uncertainties could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties include without limitation the following: (a) the uncertainty of general business and economic conditions; (b) unexpected developments and outcomes in the Company's legal and environmental proceedings; and (c) unanticipated delays in the development and manufacture of a new product with an alternative design.